Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT(S):	Lisa Miles (Investor)
800-MAXIMUS x 11637

DATE: August 7, 2007		Rachael Rowland (Media)
800-MAXIMUS x 11688

MAXIMUS REPORTS RECORD REVENUE FOR FISCALTHIRD QUARTER
- Excluding Legal and Settlement Expense of $1.30, Pro Forma Earnings per Share of $0.65; GAAP Loss per Share of $0.65 -

(RESTON, Va.– August 7, 2007) – MAXIMUS (NYSE: MMS), a leading provider of government services, today reported results for its fiscal 2007 third quarter ended June 30, 2007.

Highlights include:
➢	Third quarter record revenue totaling $196.6 million,
➢	Excluding settlement and legal expense, pro forma earnings per share of $0.65; GAAP loss per share of $0.65 reflects a charge of $1.30 related to the previously announced settlement,
➢	Profitable results from the Texas project,
➢	Cash, cash equivalents and marketable securities at June 30, 2007 of $214.8 million (before the $30.5 million outlay of cash in July 2007 for the recently announced settlement),
➢	Record low Days Sales Outstanding of 75 days, and
➢	New sales awards of approximately $423 million and a total pipeline of $1.3 billion at August 1, 2007.

Revenue for the third quarter increased to $196.6 million compared to $186.6 million reported for the same period last year.  Last year’s third quarter included revenue of approximately $17.0 million which did not recur in the fiscal 2007 third quarter from voter hardware sales and the divested Corrections business.  Excluding these items, third quarter revenue increased approximately 15.9% over the same period last year.

For the third quarter, MAXIMUS recorded a net loss of $14.4 million, or $0.65 per share, which included $33.0 million in settlement and legal expenses primarily resulting from the previously disclosed settlement with the Department of Justice to resolve an investigation of the Company’s federal healthcare claiming work on behalf of the District of Columbia.  A portion of this settlement was not tax deductible, and the associated tax benefit related to the settlement was approximately $4.5 million. As a result, the after-tax charge for the Company’s third fiscal quarter was approximately $1.30 per share.  Excluding this charge, earnings per share would have been $0.65.  This compares to a net loss reported for the same period last year of $17.3 million, or $0.81 per share, which included a $34.3 million loss associated with the Texas subcontract which the Company terminated in February 2007.  The Company is now supporting the State of Texas directly through four interim agreements.

 “While results for the quarter were impacted by the recent settlement, we are pleased to resolve another legacy issue and focus on realizing the full value of our business portfolio," commented Richard Montoni, Chief Executive Officer of MAXIMUS.  “Excluding the settlement and related legal fees, our overall results for the quarter were solid. I’m pleased that we are growing organically in core health and human services markets and delivering financial results that reflect management actions to optimize the current business.   Notably, our Operations segment produced exceptional results driven primarily by organic growth and the turnaround of our Texas project.  While we still have improvements to make, particularly within our Enterprise Systems Segment, these results keep us on track to achieve our full year outlook.”

Consulting Segment
Consulting Segment revenue, which represented 12% of total Company revenue for the third quarter, was $23.3 million compared to $26.7 million in the same period last year.  Third quarter operating income for the Consulting Segment was $2.0 million compared to $3.8 million reported for same period last year primarily due to fluctuations related to the timing and billing of work.  As expected, operating income improved sequentially compared to $1.0 million reported for the second quarter of fiscal 2007.

Systems Segment
Systems Segment revenue represented 17% of total Company revenue for the third quarter of fiscal 2007 and increased 18.4% to $34.0 million from the prior-year period driven by the ERP division.  The Systems Segment lost $3.6 million in the third quarter as a result of approximately $3.2 million of charges from legacy contracts in the Justice Solutions division that adversely impacted the quarter, compared to a net loss of $3.0 million reported for the third quarter of 2006.  While the loss in the third quarter reflects legacy work, the Company has since implemented more stringent criteria for pursuing new business in an effort to reduce these types of quarterly project losses.

Operations Segment
Operations Segment revenue represented 71% of total Company revenue for the third quarter of fiscal 2007.  Operations Segment revenue for the third quarter was $139.3 million compared to $131.2 million in last year’s third quarter, which included revenue of $17.0 million which did not recur in fiscal 2007 from voter hardware sales and the divested Corrections business.  Third quarter operating income for the Operations Segment was $24.6 million compared to a loss of $23.1 million reported for the same period last year and operating income of $7.1 million reported for the second quarter of fiscal 2007.   The improved profitability compared to the prior year and last quarter was driven by strong organic growth and the turnaround in the Texas project.

Sales and Pipeline
Year-to-date signed contract wins at August 1, 2007, totaled $423 million, compared to $569 million reported last year.  New contracts pending at August 1, 2007, (awarded but unsigned) totaled $339 million compared to $145 million reported last year.  While new signed awards are down compared to last year, contracts that have been awarded but remain unsigned increased nearly $200 million compared to last year, the majority of which are expected to be signed by fiscal year end. Sales opportunities at August 1, 2007, totaled $1.3 billion (consisting of $414 million in proposals pending, $61 million in proposals in preparation, and $851 million in proposals tracking) compared to $1.1 billion the prior year.

Balance Sheet and Cash Flows
At June 30, 2007, cash, cash equivalents, and marketable securities totaled $214.8 million.  Days Sales Outstanding (DSO) improved to a record low of 75 days at June 30, 2007, benefiting from an improving revenue mix with new contracts and an increased focus on the fundamentals of cash flow management.  The Company’s DSO includes $1.9 million of net long-term accounts receivable included in other assets.  For the third fiscal quarter, the Company generated net cash from operating activities of $34.3 million and paid a quarterly cash dividend of $0.10 per share on May 31, 2007.  Free cash flow, which the Company defines as cash from operations less purchased property and equipment and capitalized software costs, totaled $29.7 million for the third quarter.

Outlook
Total Company revenue for fiscal 2007 is estimated to be in the range of $740 million to $750 million.  As a result, the Company expects that total fiscal year 2007 GAAP diluted loss per share will be in the range of $0.35 to $0.45, inclusive of losses on the Texas project and legal and settlement expenses through June 30, 2007.

The Company has also adjusted its preliminary fiscal 2008 guidance, with expected diluted earnings per share to be in the range of $2.35 to $2.65, and an expected revenue growth rate greater than 10%.

Mr. Montoni concluded, “We recently announced that our Board of Directors is exploring strategic alternatives to enhance shareholder value, including a possible sale of the Company.  As we pursue these opportunities, our day-to-day focus will remain on serving our clients and the continued improvement in the performance of our operations with an emphasis on generating profitable, sustainable growth.”

Website Presentation, Conference Call and Webcast Information
MAXIMUS will host a conference call this morning at 9:00 a.m. (ET).  The Company has also posted a presentation on its website, under the Investor Relations page, for analysts to follow along with during the conference call.

The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

888.881.3328 (Domestic)/206.902.3258 (International)

For those unable to listen to the live call, a replay will be available through Tuesday, August 14, 2007.  Callers can access the replay by registering for the digital playback at the following website: http://reg.linkconferencecall.com/DigitalPlayback/DigitalPlaybackRegistration.aspx?recid=5406. Upon registration, participants will receive an email with the call back information.

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services.  The Company has approximately 6,000 employees located in more than 220 offices in the United States, Canada and Australia.  In 1999, 2001, 2002, 2003, and 2005 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (file number 001-12997).

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to MAXIMUS financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release.  MAXIMUS discloses net income and earnings per share excluding legal settlement expense and losses from the Texas project in the first half of fiscal 2007,  and provides certain additional information, such as non-recurring reserves, regarding earnings per share for fiscal 2007.   MAXIMUS management believes providing investors with this information gives additional insights into MAXIMUS results of operations.   While MAXIMUS management believes that these non-GAAP financial measures are useful in evaluating MAXIMUS operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

CONTACTS:
Lisa Miles
Investor Relations
703.251.8637

Rachael Rowland
Public/Media Relations
703.251.8688

MAXIMUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30 2006	June 30, 2007
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,545	$91,105
Marketable securities	117,315	123,737
Restricted cash	1,512	323
Accounts receivable – billed, net of reserves of $5,830 and $27,876	153,399	120,287
Accounts receivable – unbilled	47,728	40,451
Income taxes receivable	9,003	3,598
Deferred income taxes	6,844	13,932
Prepaid expenses and other current assets	8,334	6,918
Total current assets	383,680	400,351
Property and equipment, at cost	71,078	78,030
Less accumulated depreciation and amortization	(37,64)	(44,889)
Property and equipment, net	33,429	33,141
Capitalized software	57,260	59,996
Less accumulated amortization	(23,335)	(29,901)
Capitalized software, net	33,925	30,095
Deferred contract costs, net	11,165	8,368
Goodwill	86,688	86,086
Intangible assets, net	5,720	3,994
Other assets, net	3,894	2,611
Total assets	$558,501	$564,646
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,484	$50,032
Accrued compensation and benefits	24,426	27,900
Deferred revenue	54,414	44,918
Current portion of capital lease obligations	1,690	1,742
Other accrued liabilities	1,600	32,468
Total current liabilities	136,614	157,060
Capital lease obligations, less current portion	2,044	698
Deferred income taxes	14,944	11,754
Total liabilities	153,602	169,512

Shareholders' equity:
Common stock, no par value; 60,000,000 shares authorized; 21,544,964 and 22,151,770 shares issued and outstanding at September 30, 2006 and June 30, 2007, at stated amount, respectively	156,349	173,485
Accumulated other comprehensive income (loss)	(916)	1,138
Retained earnings	249,466	220,511
Total shareholders' equity	404,899	395,134
Total liabilities and shareholders' equity	$558,501	$564,646

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2007	2006	2007
Revenue	$186,596	$196,557	$529,095	$536,772
Cost of revenue	158,945	138,126	411,366	415,188
Write-off of deferred contract costs	17,109	-	17,109	-
Gross profit	10,542	58,431	100,620	121,584
Selling, general and administrative expenses	32,275	35,350	94,725	104,454
Legal and settlement expense	9,078	33,010	10,303	42,114
Loss from operations	(30,811)	(9,929)	(4,408)	(24,984)
Interest and other income, net	2,196	1,131	5,174	3,223
Gain (gain adjustment) on sale of business	-	(233)	-	451
Income (loss) before income taxes	(28,615)	(9,031)	766	(21,310)
Provision (benefit) for income taxes	(11,306)	5,360	299	1,114
Net income (loss)	$(17,309)	$(14,391)	$467	$(22,424)

Earnings (loss) per share:
Basic	$(0.81)	$(0.65)	$0.02	$(1.03)
Diluted	$(0.81)	$(0.65)	$0.02	$(1.03)

Dividends per share	$0.10	$0.10	$0.30	$0.30

Weighted average shares outstanding:
Basic	21,472	21,998	21,442	21,767
Diluted	21,472	21,998	21,851	21,767

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2006	2007
Cash flows from operating activities:
Net income (loss)	$467	$(22,424)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,786	7,542
Amortization	5,839	7,912
Write-off of deferred contract costs	17,109	-
Deferred income taxes	(9,547)	(10,277)
Gain on sale of business	-	(451)
Non-cash equity-based compensation	4,570	2,208

Change in assets and liabilities, net of effects from divestiture:
Accounts receivable - billed	(14,721)	33,111
Accounts receivable - unbilled	(1,569)	6,232
Prepaid expenses and other current assets	(1,312)	1,428
Deferred contract costs	(13,411)	2,797
Other assets	(961)	3,261
Accounts payable	27,281	(3,959)
Accrued compensation and benefits	(1,782)	3,474
Deferred revenue	12,455	(9,091)
Income taxes	(13,816)	5,405
Other liabilities	(1,114)	32,179

Net cash provided by operating activities	16,274	59,347

Cash flows from investing activities:
Proceeds from sale of business, net of transaction costs	-	1,871
Purchases of property and equipment	(8,200)	(7,390)
Capitalized software costs	(6,472)	(2,949)
Increase in marketable securities	(18,575)	(6,422)

Net cash used in investing activities	(33,247)	(14,890)

Cash flows from financing activities:
Employee stock transactions	7,268	11,807
Repurchases of common stock	(10,139)	-
Payments on capital lease obligations	(1,121)	(1,294)
Tax benefit due to option exercises and restricted stock units vesting	1,058	3,121
Cash dividends paid	(6,434)	(6,531)

Net cash (used in) provided by financing activities	(9,368)	7,103

Net increase (decrease) in cash and cash equivalents	(26,341)	51,560

Cash and cash equivalents, beginning of period	59,073	39,545

Cash and cash equivalents, end of period	$32,732	$91,105

MAXIMUS, Inc.
Segment Information
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2007	2006	2007
Revenue:
Consulting	$26,714	$23,285	$76,717	$71,165
Systems	28,686	33,957	97,205	103,910
Operations	131,196	139,315	355,173	361,697
Total	$186,596	$196,557	$529,095	$536,772

Gross Profit (Loss):
Consulting	$11,148	$9,937	$31,512	$30,097
Systems	6,644	8,293	30,511	26,758
Operations	(7,250)	40,201	38,597	64,729
Total	$10,542	$58,431	$100,620	$121,584

Selling, General, and Administrative expense:
Consulting	$7,330	$7,917	$22,182	$24,230
Systems	9,654	11,910	29,356	31,879
Operations	15,871	15,631	45,106	49,145
Corporate/Other	(580)	(108)	(1,919)	(800)
Total	$32,275	$35,350	$94,725	$104,454

Income (Loss) from Operations:
Consulting	$3,818	$2,020	$9,330	$5,867
Systems	(3,010)	(3,617)	1,155	(5,121)
Operations	(23,121)	24,570	(6,509)	15,584
Consolidating adjustments	580	108	1,919	800
Legal expense	(9,078)	(33,010)	(10,303)	(42,114)
Total	$(30,811)	$(9,929)	$(4,408)	$(24,984)

MAXIMUS, Inc.
Supplemental Pro Forma Information
(Dollars in millions, except per share data)
(unaudited)

	Three Months Ended
	Dec 31 2006	Mar 31 2007	Jun 30 2007	Total

Income before taxes, as reported (GAAP)	$(16.2)	$3.9	$(9.0)	$(21.3)
Add back Texas project loss (1)	24.0	6.5	-	30.5
Add back legal and settlement expense	3.0	6.1	33.0	42.1

Pro forma income before taxes (non-GAAP)	$10.8	$16.5	$24.0	$51.3

Diluted earnings per share, as reported (GAAP)	$(0.48)	$0.11	$(0.65)	$(1.02)
Add back Texas project loss (1)	0.71	0.18	-	0.89
Add back legal and settlement expense	0.09	0.16	1.30	1.55

Pro forma diluted earnings per share (non-GAAP)	$0.32	$0.45	$0.65	$1.42

(1)  Pro forma adjustments for the Texas project loss are for periods presented through March 31, 2007.  No pro forma adjustment is presented for the three months ended June 30, 2007 on the basis that the Texas project was profitable.

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